REVISED SCHEDULE A

To the Subadvisory Agreement, made the 1st day of May, 2007 by and between Allianz Investment Management LLC, a Minnesota limited liability company, and Schroder Investment Management North America Inc., a Delaware corporation (the "Subadviser").

Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

       Average Daily Net Assets                       Rate
       All assets                                     0.65%

The rates set forth above apply to the aggregate average daily net assets that are subject to the Subadviser's investment discretion in the following fund:

                   AZL SCHRODER EMERGING MARKETS EQUITY FUND

Acknowledged:

ALLIANZ INVESTMENT                SCHRODER INVESTMENT MANAGEMENT
LLC                               NORTH AMERICA INC.





By:  /s/ Brian Muench             By:  /s/ Mark Hemenetz
   ______________________            ________________________

Name:  Brian Muench               Name:  Mark A. Hemenetz
Title:  Vice President            Title: Authorized Signatory







Revised to remove AZL Schroder International Small Cap Fund following Reorganization of the AZL Variable Insurance Products Trust (effective as of October 26, 2009)